EXHIBIT 99.1

CDEX Inc.
Third Quarter Financial Results Investor Call
September 22, 2006

Operator:           Good afternoon, ladies and gentlemen, and welcome to the
CDEX Investor Call for Third Quarter Financials. At this time all participants are in a listen only mode. Following the presentation we will conduct a question and answer session. At that time participants are asked to press star, 1 to register for a question. For assistance during the call, please press star, 0 on your touchtone phone. As a reminder this conference is being recorded today, September 22nd, 2006.

                    It is now my pleasure to introduce your host for today, Mr. Jim Griffin. Please go ahead sir.

Jim Griffin:        Thank you, Michelle. Good afternoon, ladies and gentlemen.
My name is Jim Griffin, and I am the President and CEO of CDEX Incorporated. And joining me today are Mr. David Aiken (sp?), our outside independent financial consultant; and Ms. Mary O'Hara, our SEC Counsel from Hodgson Rush (sp?) in New York City; and Mary will be monitoring the call to make sure that we stay within the bounds of SEC regulations. This is the first conference call that CDEX has hosted since it became a public company in April of 2005.

                    Going forward it is my intention for the company to become more transparent to its shareholders and potential new investors, and to that end, as part of our investor relations initiatives, I plan to host a conference call for our shareholders, our potential new investors and the general public within seven business days of a filing of each of our 10-Qs and 10-Ks. We filed our third quarter 10-Q last Wednesday, September the 13th, and the 10-Q may be accessed on the Internet at www.sec.gov. At this time I would like to invite those of you in the audience that have access to a computer to open the third quarter 10-Q filing, and again, you may do that by typing www.sec.gov into your web browser. And I'll just pause here for a moment.

                    When the SEC homepage opens, if you will click on the second blue bar, on the left hand side of the homepage titled, Search for Company Filings, and then select Filings and Forms, and that will take you to the Search EDGAR Database, and there click on Companies and other Filers, and then enter, CDEX in all uppercase letters, and then select Text, next to the first document appearing in the list of filings, and that will take you to the 10-Q for the third quarter.

                    Since this is our first conference call, I would like to establish the rules under which this call and future calls will be conducted. First, only information that is in the public domain prior to the call will be open for discussion. The second, the company will not provide forward guidance on future sales, earnings per share, production rates for products or product placing in the conference call. Any behavior that I deem in my sole discretion to be disruptive, unacceptable or interfering with the purpose of the conference call will not be tolerated, and if anyone engages in such conduct, I'll ask the call moderator to disconnect you from the call. This call will be available to you to listen to at your discretion and convenience for a period of seven days after the call, and to access the archives audio you will need to go to, and if you have pens or papers, I'll read this very slowly: http://echo.enunciate.com/reply?replycode=941930. The audio will be available within one hour after the call ends. Well, this concludes the public service announcement.

                    At this time I'd like to provide a brief company overview for those of you in the audience who may have no prior knowledge of who we are or what we do. CDEX is a technology development company that develops and innovatively applies photoelectric technology to the development of life safety and public safety products for the healthcare, homeland security, and brand protection markets.

                    You may wonder how our technology works. As it turns out, many, but not all substances will exhibit a phenomenon called fluorescence when they are exposed to an excitation energy source such as ultraviolet light, infrared or X-rays. Many of the chemical compounds of interest such as medications, drugs, and explosives exhibits this fluorescence phenomenon when exposed to ultraviolet light, infrared or X-rays. In your mind's eye if you were to envision a single atom with a swarm of electrons or ring about the nucleus, if that atom is irradiated with an excitation energy source such as ultraviolet light, the electrons would jump through a higher energy state and immediately decay to their normal energy level, at which time they release photons at specific wavelengths that can be detected and used to develop a spectral fingerprint that can be used to identify the substance.

                    I will discuss some of the applications of our technology a little later, but right now I'd like to turn the call over to Mr. David Aiken, to discuss the financial results of the company for the past quarter and the nine month period ending July 31st, 2006. David?

David Aiken:        Thank you, Jim. Hello, everybody, and thank you for
participating and dialing in on CDEX's call here. What I would like to do is give everybody or discuss the financials as you can see them in our quarterly filings. I'm going to limit my discussion to very much being numbers focused and then after I finish on the numbers, then Mr. Griffin will go back and discuss business issues as they relate to the company and to the numbers.

                    I would first like to bring everybody's attention to the statement of operations, which is actually the second financial statement in the 10-Q, and I will just pause for a couple of seconds so that people can find that if they're following along.

                    You can see the statement of operations presents the company's results for both the quarter and year-to-date, so both for the three months and the nine months ended July 31.

                    The financial statements, especially in the revenue, demonstrate the progress that the company has made in moving ValiMed from a beta test product to an operational product during the 2006 fiscal year. You can see that revenue for the three months ended July 31 was 181,000, an increase of over 200% from the same period last year, where revenue was 54,000. For the nine months ended, the revenue was 623,000, compared to 162,000 for year-to-date in 2005, which is an increase of nearly 300%.

                    The gross profit on the, has also increased along with the revenue, and our gross profit for the three months was 116,000, compared to 39,000 last year, and 329,000 for the year-to-date, compared to 78,000 year-to-date in 2005.

                    As far as a percentage, the gross margin was 64% for the three months ended, and 53% for the nine months ended July 31, 2006. And these percentages are in line with the gross margin that the company expects on its ValiMed product. The gross margin is slightly lower for the year-to-date financials as the company incurred various initial charges in its cost of sales to get ValiMed up and running as a full production product.

                    The company then, I'd like to draw your attention to the operating expenses, where the company has, is reporting a dramatic decrease in the operating expenses, but there is something in these numbers that I'd like to make sure everybody is aware of. The operating expenses for the three months ended July 31 were 841,000, compared to 1.8 million last year, a decrease of 1 million, and for the nine months ended July 31, there were 2.7 million, compared to 3.9 million for the same period last year. And in both cases the primary reason for the decrease in expenses is because of a decrease in stock-based compensation. The company when it initially started and through its development stage, used stock to compensate employees and certainly consultants for their services. Now that the company considers itself to be a truly operational company, it has dramatically curtailed the use of stock-based compensation to compensate the employees and consultants. So that is really the reason for the decrease in the operating expenses for the fiscal period.

                    There are some other events that have happened in the financial statements related to operating expenses, and as Mr. Griffin will speak later, the company has had various legal patent issues in which it has had to defend itself and incur legal expenses. And so we would have hoped that our expenses would have been less than that's being reported, but we've had to incur significant legal expenses in both the three months ended and the nine months ended July 31 of this year, and those numbers are reflected in our general and administrative expenses. The company then incurs nominal interest income and expense, so as you can see the net loss for the quarter was 728,000, compared to
1.8 million last year, and that's for the three months, and for the nine months ended, loss was 2.4 million, compared to 3.9 million for the same period last year.

                    So that is the results in our statements of operations. Again, they show the company growing revenue and that is due to ValiMed being a development product and working with our strategic partner, Baxa, to distribute the product in the marketplace.

                    I would now like to draw your attention to the balance sheet, which is actually the first financial statement in the 10-Q, and the number which, if you look at the balance sheet is probably of, catches more attention than anybody then, of all the numbers here is the cash and cash equivalents at $10,028. Obviously the company needs to raise more capital. Mr. Griffin will speak to that later after I'm finished, and the company is working diligently on that and the company then with its total current assets of 285,000, which is primarily made up of inventory, which is the finished goods, finished ValiMed units and also raw materials of ValiMed units that will be shipped for subsequent orders. The balance sheet again, I really don't feel that we need to spend too much time on it other than Mr. Griffin will speak later to the financing effort and the need to bring more capital into the company.

                    Finally, I'd like to turn your attention to the statement of operations -- excuse me, the cash flow statement, which is the last financial statement, the third financial statement you will find on the 10-Q. And as you can see, the company has slightly reduced, compared to last year, its cash, net cash used by operating activities, so used 1.7 million in cash this year, compared to 1.9 million last year. The company also this year has raised a little over $300,000 of new investment from the sale of a preferred stock, the sale of common stock and from a notes payable issued through an investor. The company had been hoping to raise more money on the year-to-date, but as you can see so far we've raised 312,000, and compared to 1.8 million of last year.

                    I hope that these numbers make sense to everybody and of course we will have Q&A in the second half of the call and please feel free to ask any questions that you might have. Jim, I'd like to turn it back over to you, please.

Jim Griffin:        Thank you, David. Ladies and gentlemen, as I stated earlier,
CDEX is applying photoelectric technology to three significant markets, those being healthcare, homeland security and brand protection. As I'd just like to describe a few examples.

                    In the healthcare market for instance we have developed the ValiMed product to address the problem of medication errors in hospitals. In the US, approximately 100,000 people each year die from medication errors in our nation's hospitals. Unfortunately, the most recent example of that was the news this week of six babies in the newborn intensive care unit of the Methodist in Indiana University hospitals who were accidentally given an overdose of heparin, which is a blood thinning medication. Two babies have died and four are in critical condition at this time. ValiMed is used in hospital pharmacies to validate high risk medications that are compounded in the pharmacy by technicians to ensure that they are the correct medication or the correct drug in the correct concentration and are the correct diluent. This is important as a quality assurance test before the medication is released to the hospital ward or the operating room and that particular medication is administered to the patient.

                    ValiMed can also be used to prevent narcotic and controlled substance diversion in our nation's hospitals by validating that waste product being returned to the pharmacy is in fact the same medication or narcotic in the same concentration and the same diluent that was released to the operating room or the hospital ward originally from the pharmacy.

                    In the homeland security market, we are focusing on developing portable and handheld chemical detectors that could serve the market need for methamphetamine and illicit-drug detectors that provide non-contact and non-destructive testing of suspicious substances. We have also been engaged in R&D to develop trace explosive detectors and had been participating in calls from the Department of Homeland Security for white papers and proposals to address the liquid explosive and the IED detection capabilities.

                    Currently, we are under contract with Missouri State Highway Patrol to conduct a funded 90 day pilot test program of the CDEX methamphetamine gun. We euphemistically call that the meth gun for short. The test units will be delivered to the Highway Patrol in early October and we anticipate that the pilot testing will be completed by the end of 2006.

                    In the brand protection market, CDEX has the capability to distinguish between certain genuine and counterfeit drugs and medications, as well as distilled spirits, liquors and perfumes.

                    Now, I'd like to turn our attention to the management discussion and analysis section of the 10-Q and essentially there are four broad areas that want special mention on this call. We continue to deliver ValiMed units to Baxa. Baxa is our exclusive reseller of the product in the US and Canada; and currently, as of the 10-Q filing Baxa is on target with our current run rate to meet their 2006 quota. Secondly, currently, as I stated earlier, we are under contract with the Missouri State Highway Patrol. We received our contract roughly about two and a half weeks ago. That contract is to conduct a funded 90 day pilot test program with the Missouri State Highway Patrol using our meth gun. Thirdly, CDEX has an agreement in principle with ASD, Analytical Spectral Devices, for settlement of the patent infringement lawsuit; however, the lawsuit will not be finally settled until both parties enter into a definitive settlement agreement and file that agreement with the court. The parties have until October 2nd, 2006 to submit the request of documents to the court. It is for this reason that CDEX has not, and I emphasize has not, issued a press release on this matter, and the company will not issue a press release until the lawsuit is finally settled, as evidenced by both parties submitting a signed final settlement agreement to the court. The court has mandated that the terms and conditions under which the settlement agreement is entered into by the parties shall be kept confidential by the parties.

                    On the financing front, I cannot go into a whole lot of specifics or details other than to assure our shareholders and potential investors that the management of the company has been and continues to diligently work to raise approximately $2.5 million in funding, and we are currently actively considering several financing alternatives that have been placed before us.

                    In conclusion, the Board of Directors, the management and employees of CDEX has essentially accomplished all of its, all of their stated year-to-date objectives as listed in our 2005 10-K, and our 2006 year-to-date 10-Qs. And just to review some of the highlights. We have developed, launched and placed into production the ValiMed product line. We developed and placed into production the proprietary cuvette. We have identified, qualified and signed an exclusive reseller for the ValiMed product for the US and Canada, mainly Baxa Corporation. We have developed 53 medication and drug signatures for ValiMed for our Signature Library year-to-date. We have developed a meth gun in preparation for entering into the funded beta testing program with the Missouri State Highway Patrol. We have identified potential international resellers to represent ValiMed in Japan, the Middle East and in Europe. We held, we attended and held a successful settlement conference in the US Federal District Court in Denver, Colorado to settle the lawsuit with ASD. We have identified several potential funding options for the company.

                    At this time I would like to thank you for your attention, and I would like to open the call for questions from the audience. Please understand that if I decline to answer a question, it will be because the answer would be information not available to the general public and by answering the question I would run the risk of tainting the audience with insider information and this would deny the audience the ability to trade CDEX stock until the disclosure or publicly announced on our press release or an SEC filing. Michelle, if you will now open the call to questions from the audience.

Operator:           Thank you, sir. We will now begin the question-and-answer
session. To place yourself into the question queue, please press star, 1 on your touchtone phone. If you are using a speakerphone, please lift your handset and then press star, 1. If your question has been answered and you'd like to withdraw your request, you may do so by pressing the pound sign. Please go ahead by pressing star, 1 on your touchtone phone. Thank you.

                    Our first question comes in from [Investor 1]. Please go ahead.

[Investor 1]:       Mr. Griffin, this is [Investor 1] from Seattle, Washington.
First of all, I want to, I think the greatest achievement of this past quarter or year is your almost settlement of the patent infringement lawsuit. That represented a potential enormous expenditure and legal fees that no small company could afford.

Jim Griffin:        Mm-hmm.

[Investor 1]:       My specific question is this, the, what I'm sure are huge
legal fees already, are they accounted for in this 10-Q or are they not yet (inaudible)...

Jim Griffin:        Through, as of the filing date of the 10-Q, which was July
31st, they are in there, the invoicing for the month of August and September is not in the 10-Q. Those will appear in the 10-K.

[Investor 1]:       Thank you.

Operator:           Thank you. Our next  question  comes in from  [Investor  2].
Please go ahead.

[Investor 2]:       Hello, Jim.  It's [Investor 2] here.

Jim Griffin:        Hi, [Investor 2].

[Investor 2]:       Hi. First and foremost, I want to congratulate you and thank you for this forum, for communication with investors and interested parties. This is very pleasing and I'm really happy that we have this opportunity and I feel rather honored to follow [Investor 1]. I have tremendous respect for [Investor 1] and it's a real honor, [Investor 1], if you're able to hear me. My question, Jim, is, and I will preface this with that I did make note that you set out at the very beginning saying the rules and that the company would not provide any kind of a future guidance. So I'm trying to frame my question in a way where I can operate within that parameter. You've identified several funding options for the company. Baxa is on target to meet their 2006 quota. You've worked diligently to raise, I believe you said 2.5 million in funding, and some things have been placed before the company as far as options. With the CDEX 10-Q referencing a company business plan multiple times, if, and I know this is a big if, if the company is successful in executing that plan, especially since Baxa is on target and you're working with funding options, can you give us some guidance as to when CDEX may realize some financial break-even point or possibly then moving into a profitable arena?

Jim Griffin:        Let me just preface the comment by making this comment. This conference call represents the first step in a investor relations initiative that I intend to implement going forward, and part of that initiative as you will see over the coming months will be the develop, we're going to modify our website, and you'll see a change in our website, to include an investor relations page, and on that page will be a business plan that will be posted, that would be suitable for general public consumption. Again, so as not to taint people or to cause people problems as far as trading our stock, but in broad, general brush strokes, the direction, the vision, the mission, the direction of the company and what we hope to accomplish over the three to five year period.

                    With specific, to your specific request of giving forward guidance as to when we might be, expect to reach break-even or profitability, those types of questions, I cannot give you that guidance, and it's only for the reason that we are still a very small company, we are really an early stage revenue company and for us to make that kind of projection I think would potentially set us all up for either unbelievable delight or unbelievable disappointment. So I'd rather not, and I hope you understand, I'd rather not do that because an awful lot of things, even if we're successful in raising the money that I indicated, a whole lot of things have to go right that are out of our control directly for us to reach break-even. And of course we do internal to the company, we do have a business plan, we do have a financial model which shows when we expect to achieve break-even and what that looks like, but I respectfully decline to give you a date or a time, just for the avoidance of: one possible tainting, and two, even worse is that perhaps having a future collapse with your confidence if we shouldn't happen to meet that.

[Investor 2]:       Well, Jim, I don't know if you can hear me, but thank you
very much for the reply. I suspect that that might be the type of situation we would be in with that.

Jim Griffin:        Okay, thank you.

Operator:           Thank you. And our next  question  comes in from
[Investor 3]. Please go ahead.

[Investor 3]:       Hi,  Jim.  Do you  remember  me? I had  (inaudible)  the
shareholders meeting.

Jim Griffin:        Hi, [Investor 3].  How are you?

[Investor 3]:       Okay. I have a couple of questions that, there's four of
them but two of them I know you won't answer, so I won't hit you with them. But there was an early report of an eastern end of the testing the meth detector, is that still a viable unit or is it up to the Missouri State Police alone on this (inaudible)?

Jim Griffin:        Without getting into specific areas of geography, I can tell you that the company is continuing to aggressively move forward to seek additional funded pilot test programs with other law enforcement agencies, both at the State, local and municipal levels.

[Investor 3]:       Can I have one more?

Jim Griffin:        Yes, sir.

[Investor 3]:       There has been  considerable  offices  (sp?),  sales of
stock to-date, was this done for the benefit of CDEX's financial position?

Jim Griffin:        It was.

[Investor 3]:       Or personal reasons?

Jim Griffin:        No, it was. It was, and our initial offering as you may
recall was a Series A Preferred offering that we made and that round closed at the end of May, and as you know, we were served with the ASD lawsuit two days before our annual shareholders meeting. And the net-net of that is we had intended to go to our private placement investors in anticipation of being able to raise perhaps a third to half of the target amount. We were, the company was roundly turned down by its group of private placement investors and left to twist in the wind, and of all of our private placement investors we only had three people that actually came forward and invested in the company, and the amount of the investment is reflected on the balance sheet under the heading of Proceeds from Sales Preferred Stock. You can see that as $133,500. That's what we were able to secure from our private placement investors. Subsequent to the preferred stock, Series A Preferred Stock around closing, we were, obviously the company still had rather severe requirements for cash, and at that point, because I could not offer the Series A any longer, I offered the sale of our common stock at a discount to the market price which was at a lower discount than what the Series A shareholders received. And as you can see we were only able to raise 89,000 in that round. Okay? And then we had a lender step up and offer to help us out, and we took a short-term 90 day note for $90,000 with an interest of $10,000. And all of the investors and people out there said, "My God, Jim, how could you take a loan for 33% interest rate annualized?" Well, the answer is, I really didn't have much choice. Okay? Because we needed the cash in the company to keep moving ahead here. So the long and short of this is we have had very little uptake from the group of investors that we currently have so that I have gone out to institutional, potential institutional investors to seek the $2.5 million that I mentioned earlier, and as I say, we have several financing options that have been put in front of us that we're considering.

[Investor 3]:       Okay, Jim, thank you very much.  Good luck to you.

Jim Griffin:        Thank you, [Investor 3].

[Investor 3]:       Yup.

Jim Griffin:        Bye.

Operator:           Thank  you.  Our next  question  comes  in from
[Investor 4] (sp?). Please go ahead.

[Investor 4]:       Hey, Jim. If you could speak to the company's business plan in terms of product development, product testing, manufacturing, further testing, partnerships and how that relates to the various product lines that are currently being, that are currently in the marketplace or are being tested?

Jim Griffin:        Sure. Sure, I'd be happy to do that. Without getting into
specifics, the business plan really addresses the three broad markets that I mentioned earlier, and it is the intent of management to have a viable product, at least one, if not more, but that certainly at least one viable product. And when I say viable, I'm not talking about, you know, a few hundred thousand dollars or $1 or $2 million in sales, I'm talking about a significant product portfolio for that particular vertical market that is meaningful and can provide value to our shareholders. Okay.

                    So in the healthcare arena, we have already started off with the ValiMed product with our reseller, which is Baxa, okay. And the homeland security market is really for the first, the first responder market is what we're targeting, specifically we're targeting law enforcement, fire fighters, HazMat remediation and commercial building inspection companies with the meth gun. Okay. We believe that the meth gun, conditional upon successful testing from a number of different partners that we have or are lining up, that we, that that product will have legs and could be a significant contributor in terms of future sales for the company. In terms of other products we have several products in the healthcare market on the drawing boards that we're considering. I'm not going to specifically go into those details, but just to assure you as a shareholder that we're not asleep at the switch.

                    And we have some other ideas and some other things that we're looking at in R&D. On the homeland security side, we have we think a rather interesting solution with a trace explosive detection capability. But, and then on the brand protection side, the counterfeit medication detection device. Now, because the company has basically been strangled for cash, I, as your President and CEO, have had no choice. It's not something that I wanted to do or would have preferred to do but I really had no choice but to reduce expenses and curtail our cash burn rate in order to keep the company moving ahead and keeping the company operational. So in consideration of that need, I have put, and I Stated this in the last 10-Q, we have, we had temporarily suspended any further development or expenditure of cash for R&D purposes for explosive, trace detection, or for counterfeit medication or, and drug detection, we call the CMDD. So the explosive trace and the CMDD were put on hold temporarily until such time as we can infuse the company with some additional funding and then at that point it would be my desire, we'll take a look at the markets, see if, you know, how the market has changed over the last six months or nine months and then make a determination as to what level of funding we want to throw at the R&D effort for the explosive trace detection development and the counterfeit medication device.

                    In terms of our marketing plan, our go-to-market strategy, Mr. Shillingberg is to at least for the foreseeable future, certainly I would say in the short and mid-term for the company, our go-to-market strategy will always be through indirect sales channel development. I don't envision CDEX establishing a direct sales organization and incurring the requisite costs to establish branch offices and service support capability and so forth, that would be an extremely burdensome expense for us to carry. So for the immediate future and the mid term, we're looking at an indirect sales channel, both in the US as well as overseas, and we will seek meaningful reseller partners that we can all be proud of to handle our future products just as we're all proud of Baxa and what they represent to us for the ValiMed product.

                    As far as testing, we have all of our products before, they are delivered or come off the production line. Any product that we have in the pipeline for production will be tested for product certification to include UL, ULC for Canada, as well as well as CE for Europe, and we'll also test for what's called the CB Schema, which allows the product then to be sold in countries of about 40 countries outside of the North America and Europe.

                    Part of our product development plan, let me just cut you on this, we will look for strategic partners when or where it makes sense, whereby we can avoid cash burn. If it makes more sense for us to have a company who has more expertise and more engineering count than our little company has and they're willing to provide us with a turnkey first article pre-production unit that is product certified, and we can do that for a combination of cash and/or shares in the company, then we will also entertain those kinds of strategic decisions as well.

[Investor 4]:       Thanks, Jim, I appreciate it.

Jim Griffin:        You're quite welcome.

Operator:           Thank you. Our next  question  comes in from  [Investor  5].
Please go ahead.

[Investor 5]:       Jim, first of all, thank you for hosting this conference
call. Second of all, congratulations on your product successes to-date and the candor I think that you've just provided through [Investor 4's] question and a lot of your products in R&D. My question has to do more with income stream and is relative to ValiMed. I'm curious whether the ValiMed product produces any software licensing fees, residual income, or potential income streams as a result of uploading future chemical signatures as you develop them for other medications.

Jim Griffin:        Okay. Let me be a little bit general in my response. But we, the ValiMed product does offer a number of revenue streams to the company that go beyond just the simple sale of a hardware to our reseller. Okay. Certainly we have that as an income stream. These are early days and some of the revenue streams that I'm about to talk about are, will be trailing revenue streams that could be as much as a year of trailing until such time as we start to see the onset of those revenues. For example, in addition to the hardware sale of ValiMed to our reseller, we also participate in service agreement contract with our reseller. Okay. So there is a component in addition to the hardware sale, there is a component of our revenue that we receive for service agreement and technical support to our reseller.

                    Additionally, there is a recurring revenue stream that has to do with the sale of the cuvettes. Okay. Now, in our modeling we have picked a, we think a very conservative number. Every ValiMed unit that is initially sold to Baxa is delivered with a package of 500 cuvettes with caps. We anticipate on a go-forward basis that hospitals, and the reason we've picked 300 beds or larger is because those hospitals will have a higher usage rate of the cuvettes and we're minimally expecting each hospital that has a ValiMed to use approximately 1,000 cuvettes per month. So you can do the math. The more ValiMed units we sell the more recurring revenue we're going to get from the sale of the cuvettes. Okay.

                    And then the fourth piece of revenue, which is why we continue and had been continuing to work on the Signature Library, has to do, we deliver ValiMed with a predetermined number of medication and drug signatures and we call that the base patch (sp?). If clients want additional signatures and that signature happens to be one that's already on our Signature Library, then what happens is they would contact Baxa, Baxa in turn would come to our website through a VPN client network and they would be able then to select the medication that that particular hospital wants to add to their machine, Baxa has to enter the serial number of the unit and then what we will do is we will encrypt the download of that signature with the serial number of the spectrometer that's embedded in that particular ValiMed unit and what that does for us it prevents someone from downloading one signature and moving it across multiple ValiMed machines and then we would lose revenues. So when that signature is uploaded to the ValiMed the first thing that the ValiMed software does is it looks to see if that signature is matched to the spectrometer in that machine. If it is, it allows the machine to use a signature. If it's not, it flashes an error message and says you need to contact Baxa.

                    Okay? So those are four revenue streams and as you can see there's some lagging revenue here in terms of the more units we sell then we'll start to stream on some additional service revenue, we'll start to stream on some additional sales for cuvettes and later on some additional sales for signatures.

[Investor 5]:       Thank you.  Will the meth gun have residual income
possibilities also?

Jim Griffin:        It will and it's an interesting question and just in broad terms, you know, we, in my opinion it's not enough just to sell the meth gun as an end, as a be all and end all device. It's what a lot of companies do, they just go out and sell a device. To me, the meth gun is an enabling technology and an enabling device that if we properly implement this will give us a tremendous platform to create a service opportunity, whereby we could become the de facto detector of choice for regional, municipal, regional or State-wide mandated, legislated use of the meth gun, and then provide, if you will, when you put the meth gun on its recharger cradle, be able to upload any new street drugs, we can see that the terminals are introducing over time. That's what law enforcement wants. They want a device that's evergreen (sp?) and not just a device that's a one-trick pony that can see one or two or three drugs. They want a device that three years, five years from now it can still accept updated signatures and keep that device viable for law enforcement. So we see that as being a huge service opportunity, whereby we could enter into a multi-year, multi-million dollar contract with say a State agency, say The Department of Public Safety, and then they would control the dissemination of those signatures out to the various law enforcement agencies. But those are things that are in the, way in the future. We have to get by the beta testing first.

[Investor 5]:       Thank you, I appreciate it.

Jim Griffin:        You're quite welcome.

Operator:           Thank you. Our next  question  comes in from  [Investor  2].
Please go ahead.

[Investor 2]:       Jim, it's [Investor 2] again. I have several questions and
I'll try to frame this in a manner that makes sense so we can quickly move with it. The University of Michigan, the Mott Children's Hospital researchers were at the ASHP event that I had attended in December of last year and one of the moments that really stuck in my memory is that they indicated a very unusual and unexpected potential benefit of ValiMed whereby there was a child that was not responding to a medication that the doctor had anticipated and in most hospitals this would have required for them to question what is actually being administered to the child that would have been a staff lab order and they realized that that was the exact medication that they had a signature for in ValiMed and they were able to verify for the doctor almost on the spot that it was indeed what the doctor had ordered and they were able, so the doctors were able to move on to other potential causes for the child not responding as they anticipated. So question number one would be, are hospital laboratories a potentially significant market for ValiMed?

                    And secondarily, on an entirely different scale and level here, one of the Statements in the quarterly report that I think catches most people's eye is it says, currently the company has sufficient cash to fund operations through the end of September, and you've mentioned that cash was, I think you said we were strangled for cash, continually I see a theme where we're obviously trying to deal with the income there. Has the financial situation changed? Are you able to discuss any changes to our financial situation since the 10-K or 10-Q was submitted?

Jim Griffin:        Now, let me take these questions in reverse order. With
respect to the financing, as I said earlier, there have been several financing options put in front of the company since the filing of the 10-Q, which we are currently under intense consideration and scrutiny right now. Okay?

[Investor 2]:       Okay, understood.

Jim Griffin:        Okay. Second question, is ValiMed a viable product for
hospital labs? Certainly a hospital pharmacy, it's a viable alternative for quality assurance, or not an alternative, but an adjunct to the quality assurance program. And that's really how we position ValiMed with the directors of the pharmacy of the hospitals is that this is not a device that's a be all and end all device, nor does it supplant the, or replace the hospital's quality assurance program. It is a tool that augments the quality assurance and allows the directors of pharmacy in the various hospitals to have a tool, the likes of which they've never had historically, that actually will look at the medication, for the right medication, or right concentration in the right diluent. Okay. Historically, they've had their eyeball and/or refractometer. Unfortunately, a refractometer will give you a refraction index for many different kinds of medications. With specifically your question about hospital labs, generally a hospital lab is a secondary investigative source or validation or source where for whatever reason a doctor or someone in the hospital, clinician wants to have a more in depth detail of whatever they're trying to test for. Certainly ValiMed as a quick scan device, you know, if the question is, is this morphine, is this a 30% morphine solution and 7% saline, we could do that. Okay. If it's what are the constituents, components of the morphine or the buffer agents are being used, ValiMed does not do that.

[Investor 2]:       I understand.

Jim Griffin:        Okay?  So, okay.

[Investor 2]:       One other question, if I may be so bold. Again, focusing on the quarterly report, it States that the potential sales for ValiMed are expected to be in the range now of seven tenths to $1 million during our fiscal year and it mentions that it was a downward revision. Can you speak to what factors are involved in that downward revision? I think for a fact in the early summer that we were looking at potentially 1.2 to 1.4.

Jim Griffin:        Right, and good that you're asking the question, and the
answer is very simple. Going back to my earlier comment, because we've had a lack of cash, I've had no choice but to curtail expenses and I have basically throttled back all of our discretionary spending to make sure that the cash that we have had is there to cover our fixed burn rate which includes our rent, our phones, our employee salaries et cetera, and we have spent precious, precious little on any discretionary spending at all. And while I am not a great proponent of cutting back travel from marketing and sales activity, under the circumstances I've had really no choice to do that. And also, when I talk about cutting back on, I'm talking about international travel. You've heard me mention opportunities in Japan, you've heard me mention opportunities in the Middle East, specifically the UAE, you've also heard me mention opportunities in Europe, we have identified companies in those areas, geographic locations that have already expressed interest in representing our company and have invited us to meet with them. We have met with some, we've actually met with a company from Japan in our Tucson facility and we are now at a point where we need to put people on airplanes and send somebody to Japan for three days or a week or to Europe. But those international air fares and hotels and so forth we could easily burn through $5,000 in a heartbeat and that's part of why we'd had a downward revision in our sales forecast is because the downward revision was a component that we were expecting to start to stream on from international sales by this time. So that's why we have revised the forecast downward.

[Investor 2]:       Thank you very much, Jim. That's extremely helpful and I
appreciate the information and your candor.

Jim Griffin:        Okay.

Operator:           Thank you. Our next  question  comes in. We have a follow-up question from [Investor 4]. Please go ahead.

Jim Griffin:        Okay.

[Investor 4]:       Jim, of course we know that, you know, that technology can be used for various applications, but we also know that you can't do everything. Can you discuss potentially how the CDEX technology could be used in conjunction with other technologies for say border security, airport security, building security, that type of thing?

Jim Griffin:        I can, with the one caveat that anything I'm about to say is not necessarily something we're planning to do. Okay. There is a technique that's called orthogonal (sp?) detection and what that essentially means is as you put two sensors in one device and they basically are complementary to one another and allow you to have a much broader capability than you would have if you just applied a single technology. Okay. For an example, our technology using ultraviolet light works very well with liquids because liquids tend not to absorb the energy from ultraviolet light radiation. Near IR (sp?) does not work well in liquids because liquids tends to attenuate the signal strength and certainly attenuates any resulting photon emission from the substance, but works very well with pills and tablets. Ultraviolet light does not work universally well with pills and tablets because many of the pills have coatings on them, okay, that the ultraviolet light cannot penetrate. Okay. So in your mind's eye if you could envision a device that used both ultraviolet and IR, okay, now you would have a device or technology or a platform where now you could test a much broader range of liquids, pills and tablets.

                    So if you then were to extrapolate that into say applications for let's say homeland security, our current technology would be well suited as a secondary screen for luggage going through a explosive detection device whereby we could see through clear plastic or clear glass containers using ultraviolet light. But if there's a coke can or a cardboard box or some solid object there, ultraviolet light's not going to penetrate that and that would be a good candidate for us to use an orthogonal detection device say perhaps the X-rays. Okay. So you could envision in your mind's eye a container that had just kind of like a car wash on a miniature scale, a piece of luggage goes through it and first it gets surface scan using ultraviolet light for the presence of any trace explosives, okay, it goes further into the device and gets irradiated with X-rays to see if there's anything coming back to it and if there's any slight chance of any problem or it sees a container, the TSA folks would take those containers out and send them on their way and those containers could be irradiated with ultraviolet light just for clear containers, if there's not clear containers they would then get it automatically irradiated with X-ray.

                    So there's a number of different applications using orthogonal detection that we could align ourselves with and use on a go-forward basis. That is, you know an ideal situation there would be for us to align ourselves with a strategic partner that could bring one or more of those technologies from their stable, so to speak, and then we could offer what we're good at and then put the two together and come up with a nice solution. Okay?

[Investor 4]:       Thank you.

Jim Griffin:        Mm-hmm.

Operator:           Thank you. We have a follow-up  question  from
[Investor 2]. Please go ahead.

[Investor 2]:       Jim, this actually dovetails into what [Investor 4] was just asking you. When I heard you mention the X-ray technology it actually altered my question. I want to say, congratulations to CDEX on the US patent and trademark office issuing the patent. That I felt that was very significant and I know it's a slow process to get there but that is, I'm sure that's an actual milestone. I hope everybody feels pretty proud of that. I know I'm proud to be involved with a company that succeeded in doing that. I did look into the patent examiner that was involved in it and was very impressed with the background there. So congratulations once again. In light of what you were just explaining to Randy, you mentioned the classic CDEX partnering approach and the potential for partners, can you speak to us a little bit about the potential for grant monies that might be available? I know there's a lot of activity in the world today, especially with, in particular explosives detection, can you talk to or speak to the potential for grant money?

Jim Griffin:        Yeah. Let me talk about, there are a number of different
places to obtain grant money. As it relates to homeland security there is an office within homeland security that specifically works with States, the State submit requests vis-a-vis proposals to the Department of Homeland Security and they present a proposal justifying why they need let's say $2.5 million to buy, you know, HazMat suits for the fire department in the City of St. Louis as example, okay. Homeland Security then reviews that request and if it's approved then there's a certain amount of money, they may not get a 100% of their request, but they would get some amount of that money would be granted to them for that specific use. As it turns out the person who heads up that particular office within Homeland Security is from the State of Missouri or he's from the governor's office in the State of Missouri, so we have an ally potentially on a go-forward basis to be able to facilitate law enforcement agencies in various States, be that the State, local or municipal level, that hopefully Chuck Foster, who's our director of homeland security will be able to help those law enforcement agencies through the briar patch so to speak, to get their grants and so forth requests into the government.

                    Now other sources of grant money, the Department of Justice also has a grant funding capability and they are, it's called the COPS program, c-o-p-s program, community oriented policing services group, and that is another source of grants. With specific to your question about explosive detection, liquid explosives, et cetera et cetera, typically the government does not just give somebody some money, you have to write a white paper, you have to write a proposal, you have to answer to the mail (sp?) so to speak. And then if the government deems your technical qualifications and your response to be sufficient enough to warrant the issuance of a grant and if you're down selected then there's the potential of getting grant money that way, okay, and that's called the SIBIR, s-i-b-i-r, small business innovative resources...

[Investor 2]:       I am familiar with the acronym, yes.

Jim Griffin:        Okay.  And that's the  (inaudible)  process  within  the
science and technology director in homeland security.

[Investor 2]:       Thank you very much.

Jim Griffin:        Okay. Okay, Michelle, I think we've exhausted our hour here.
And I would like to thank everyone for your participation and your interest in the company and also for your patience. And you can look forward and expect that we will be doing this on a regular basis on a go-forward basis. And thank you everyone. Thank you very much.

Operator:           Thank you, sir. This does conclude today's conference call.
Please disconnect your lines and have a wonderful day.

Jim Griffin:        Thank you.

Operator:           You're welcome, sir.

Jim Griffin:        Bye.